Exhibit 16.1

Allstar Restaurants

24th Floor, Building A, Zhengxin Mansion

No. 5 of 1st Gaoxin Rd, Hi-Tech Development Zone

Xi’an City, PRC

February 19, 2010

HJ& Associates, Inc.
Salt Lake City, UT
Ladies and Gentlemen:

We are hereby notifying you that effective as of the date hereof HJ & Associates, Inc. is hereby terminated as Allstar Restaurant’s independent registered public accounting firm.

Enclosed is a copy of the Current Report the Company intends to file on February 19, 2010 on SEC Form 8-K under item 4.01 disclosing the change in accountants. Please review the Form 8-K and its disclosures and provide us with your firm’s written consent to file the accountant’s letter to be included as Exhibit 16 to the Form no later than February 19, 2010.

Sincerely,

/s/ Guozhu Wang
Guozhu Wang
Chief Executive Officer